                                                                     EXHIBIT 3.5



                             AMENDMENT OF THE BYLAWS
                                       OF
                              QUALCOMM INCORPORATED

     Upon a resolution duly adopted at a meeting of the Board of Directors of QUALCOMM Incorporated, a Delaware corporation, (the "Corporation") held on November 17, 1997, the corporation's Bylaws are amended in accordance with
Article XIII, Section 45 of the Bylaws as follows:

1. Article III, Section 6, paragraph (a) is amended and restated to read in its entirety as follows:

          "Section 6. Special Meetings. (a) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the President, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), and shall be held at such place, on such date, and at such time as the President or Board of Directors, as the case may be, shall fix."



                                       1.

                            CERTIFICATE OF SECRETARY

I, the undersigned, certify that I am the presently elected and acting Secretary of QUALCOMM, Incorporated, a Delaware corporation, and the above amendment to the corporation's Bylaws, consisting of one (1) page was adopted by resolution passed at a meeting of the Board of Directors held on November 17, 1997.



                                        /S/ FRANK ROGOZIENSKI
                                        -----------------------------------
                                        Secretary



                                       2.